SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

PRO-DEX, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Fellow Shareholders:

As you know, a group of shareholders (the “AO Group”) has proposed a competing slate of Directors for your consideration at the upcoming Annual Meeting of Shareholders where we will elect five Directors to serve for the next year. The AO Group has published a series of complaints about the current Board members as a rationale for why they should be replaced. We encourage shareholder communication and recognize that it is the right and responsibility of the shareholders to elect the Directors who serve them. At the same time, we believe that, before making such a decision, shareholders should have all of the facts. To that end, in this letter we will provide you with the facts we believe are necessary for you to make an informed decision.

The AO Group, in their filing with the SEC on November 9, 2012, alleges that the current Board of Directors has been deficient in the following areas:

I.	The compensation of management and the Board were boosted while financial performance deteriorated significantly;

II.	The Board has failed to urgently manage the transition accompanying the loss of the Company’s largest customer;

III.	The Board demonstrated questionable judgment when it replaced the Company’s CEO with an unqualified Board member;

IV.	The Board’s oversight of the Astromec business and its sale reduced shareholder value;

V.	The Board members own an insignificant number of shares in the Company; and

VI.	The compensation of management and the Board were boosted while financial performance deteriorated significantly

We will review, in detail, each of these allegations. Insofar as the last allegation is a repeat of the first one, and appears to be no more than an error in the AO Group’s filing, we will consider it as part of Item I. Unless otherwise noted, references in this letter to statements or allegations made by the AO Group are references to its November 9, 2012 filing with the SEC.

I.	The Compensation of management and the Board were boosted while financial performance deteriorated significantly

There are multiple instances in which the AO Group has mischaracterized the compensation data, and therefore the relationship between such data and the Company’s performance, described as follows:

a.	CEO Compensation – Mark Murphy

i.	Mr. Murphy was appointed CEO in August 2006 (fiscal year 2007).

ii.	Mr. Murphy’s total compensation increased 6.9% in fiscal year 2008 and 6.6% in 2009. However, it is important to note that the 2008 increase reflects the fact that Mr. Murphy’s 2007 salary encompassed only 10 months of service, while 2008 included 12 months of service.

iii.	Mr. Murphy’s annual salary began at $280,000 in August 2006, rose 2.6% to $287,000 in September 2007; was increased 5.1% to $301,000 in October 2008 but was reduced 4.8% one month later back to $287,000. It was increased 4.4% to $300,000 in July 2010, and remained there until his departure in April 2012. In total, Mr. Murphy’s salary increased only 7.1%, or $20,000, over a period of five years and eight months. (It also should be noted, which the AO Group did not take into consideration, that the above amounts might differ from those reported in the annual Proxy Statements due to variations in the number of pay periods in each fiscal year.)

iv.	Mr. Murphy did not receive any bonuses in fiscal years 2007, 2008 and 2009 even though the Company reported pre-tax earnings (before non-cash charges for depreciation and amortization), or “EBITDA”, of $1.3 million, $1.0 million, and $300,000 in those years, respectively.

v.	Mr. Murphy was awarded bonuses in fiscal years 2010 and 2011 as a result of the Company’s strong EBITDA and cash flow performance. In 2010 his cash bonus was $225,000 and in 2011 it was $300,000. EBITDA in those years was $1.9 million and $3.9 million, respectively, while cash flow from operating activities was $3.2 million and $2.9 million, respectively, both significant increases from EBITDA of $315,000 and cash flow from operations of $607,000 in fiscal year 2009. In 2010 Mr. Murphy voluntarily reduced his bonus by $75,000 from the $300,000 he was entitled to receive under the terms of his employment contract, and asked that it be re-allocated to the members of his senior leadership team.

vi.	The Company incurred pre-tax losses of $1.7 million and $3.4 million in fiscal years 2009 and 2010, respectively, as the result of write-downs, aggregating $997,000 and $4.4 million in 2009 and 2010, respectively, in the value of (a) goodwill and real estate related to our Astromec business, and (b) intellectual property associated with a dental product, both of which were acquired prior to Mr. Murphy’s appointment as CEO.

vii.	During Mr. Murphy’s six-year tenure as CEO (without adjusting for the two months in each of 2007 and 2012 in which he was not CEO), the Company generated aggregate EBITDA of $6.2 million, cash flow from operating activities of $7.6 million, and net cash flow after debt repayments and capital expenditures of $4.2 million. During this six-year period of positive operating results, Mr. Murphy was paid aggregate bonuses of $525,000.

Based on the foregoing, we believe it is apparent that Mr. Murphy was reasonably compensated for his service to the Company, and that the AO Group has mischaracterized the relationship between Mr. Murphy’s compensation and the Company’s performance.

Similar flaws in the AO Group’s allegation exist with respect to Director compensation, as described below:

b.	Director Compensation

i.	Messrs. Berthelot and Holder were elected to the Board in mid-fiscal year 2009. Accordingly, their aggregate compensation as Board members increased 97%, from $27,118 in 2009 to $53,452 in 2010, solely because their 2009 compensation reflected only six months of service, whereas their 2010 compensation reflected a full year.

ii.

In July 2010 the Board engaged an independent compensation consultant to review and make recommendations as to the compensation paid to Board members and executive officers. Prior to this study, Board compensation had been unchanged since 2001. Using the 50th percentile of a peer group identified by the consultant as a benchmark, the Board dropped compensation for meeting fees for six or fewer meetings per year and adopted a lump sum annual cash and equity (in the form of stock options) retainer based upon the recommendations of the compensation consultant. From 2010 to 2011 total fees paid to Board members rose 75% to $175,000 (and then increased only 2.9%, to $180,493, in 2012), primarily as a result of a sharp increase in the number of Board and committee meetings from 13 in 2009 to 26 in 2010, 28 in 2011 and then 27 in 2012, and secondarily from an increase in the value of the equity awards made to Directors following the independent consultant’s study. Based upon the independent consultant’s 2011 study, the cash compensation paid to Directors is at the 50th percentile and the value of annual equity awards is below the 25th percentile of the peer group[1].

iii.	As a result of the 3:1 reverse stock split in July 2009, stock option awards to Directors dropped from 15,000 shares per year to 5,000 shares per year, although the value of the option award would not have changed unless driven by share price movements. It was as a result of the

[1]	Compensia Study of Board Compensation, June 8, 2011, p.21

independent consultant’s study that option awards were increased from that 5,000 share level to 10,000 shares, effective with the election of Directors in December 2010. Share awards for new Directors dropped from 20,000 to 6,667 shares following the reverse split and were increased to 15,000 as a result of the independent consultant’s study. Based on the independent consultant’s 2011 study, the value of the initial equity awards provided new Directors are below the 25th percentile of the peer group[2]. However, there have been no new Directors appointed since this change became effective.

iv.	Effective July 1, 2012, members of the Board reduced their annual cash retainer by 12%, and, effective January 1, 2013, no meeting fees will be paid until a Director attends more than five Board meetings and two meetings of any individual committee upon which that Director serves. Prior to this change, Directors were paid meeting fees once they had exceeded a total of six meetings of the Board and six committee meetings in the aggregate.

Based upon the foregoing, we believe that our Board members are reasonably compensated for the work they performed on behalf of the shareholders. According to the National Association of Corporate Directors3, the average Board member spends 227 hours per year attending and preparing for Board meetings and the average company holds a combined 20 Board and committee meetings per year. Given that our Board has averaged 27 Board and committee meetings in each of the last three years, 35% more than the national average, we believe that the average annual cash compensation paid our Directors in fiscal year 2012 of $34,188, down slightly from 2011, and which calculates to a rate of $112 per hour on a 306 hour per year basis (227 hrs x 135%) plus $11,000 in option grants, is reasonable.

The AO Group makes a point that they will not accept compensation as Directors of more than $200 per meeting (capped at $2,000 per year) and that no options will be granted to Directors during their tenure, preferring to be compensated by the increase in the value of their shareholdings. One of the AO Group candidates, Mr. Farrell, owns 1,000 shares. If the stock price were to double in one year from its closing price of $1.92 per share on November 29, 2012 (the Record Date for voting shares at our next Annual Meeting of Shareholders (the “Record Date”)), Mr. Farrell would receive, after considering the AO Group’s proposed cap on meeting fees, $2,000 in meeting fees (for 26 meetings) plus $1,920 in increased value in his shares, for a total of $3,920, or $12.81 per hour based upon 306 hours per year. We question the ability or willingness of an individual to commit to the level of time required to meet the responsibilities of a Board seat for such a low level of compensation and ask the shareholders if they want someone who will work for such a low rate to serve them in such a critical position.

II.	The Board has failed to urgently manage the transition accompanying the loss of the largest customer

The AO Group has alleged that the current Board of Directors failed to properly manage the Company upon learning that the Company would lose the business of its then-largest customer. In fact, however, the transition of the Company during the period of the loss of this customer was the highest priority item on the Board’s agenda.

We believe that our Board acted appropriately and provided the correct amount of guidance and oversight to management relative to the period during which the largest customer of the Company (“Customer A”) was winding down its relationship, as shown by the following:

a.	The Board first learned of the possible loss of Customer A at its December 4, 2009 meeting. Three days prior to this Board meeting, the Company’s CEO and VP of Business Development had visited Customer A to follow up on an accidentally leaked incident indicating that the customer may be transitioning the affected products to in – house manufacturing.[4]

[2]	Ibid
[3]	2011 NACD Public Company Governance Survey, p.16
[4]	BOD Minutes 12-4-2009 p. 3

b.	At that point in time, although it was only a potential loss of the customer, the Board believed that the matter should be publicly disclosed.[5]

c.	The Board asked the CEO to meet with the customer to determine what might be done to save the business, such as lowering prices, etc.[6]

d.	In a full-day Board meeting on June 28, 2010 the CEO presented a strategy that was focused on contract manufacturing services. An alternative strategy based upon branded products was also presented. The Board discussed in great detail the objectives of the strategy, how the strategy would be implemented, the ability of the strategy to replace the revenues which might be lost from Customer A, and what resources would be required to execute the strategy.[7]

e.	At the August 18, 2010 Board meeting there was further discussion of the appropriate strategy and the impact of the potential loss of Customer A.[8]

f.	At the next Board meeting, held on September 10, 2010 there was significant discussion of the loss of Customer A, the implementation of the approved strategy, and the hiring of a VP of Sales to lead the transition efforts.[9]

g.	At its regular Board meeting on December 3, 2010, the Board reviewed management’s actions aimed at generating new business, including its search for a new VP of Sales and increasing marketing and advertising costs from $150,000 in fiscal year 2010 to nearly $400,000 in 2011. The Board also discussed “the risks inherent in the concentration of revenue in a small number of active customers/accounts and management confirmed that it is working toward mitigation of such risks through the identification and capture of new revenue sources.”[10]

h.	At the January 31, 2011 Board meeting the Board discussed potential new customers, the continuing search for a VP of Sales, and, following a review of the situation with Customer A, “requested that management prepare a scenario/analysis for the Irvine operations in the event the sales to Customer A should cease.”[11]

i.	At its meeting of May 5, 2011 the Board discussed the status of the Company’s relationship with Customer A, including the possibility of the Company becoming a “second source” for the product and received a presentation from the newly hired VP of Sales on the efforts to replace the potentially lost revenues.[12]

j.	On June 21, 2011, the Company was advised by Customer A that it would be placing no new orders. At the time, the Company held a backlog of orders from Customer A of $5 million with scheduled deliveries through February 2012.[13]

k.	At its June 30, 2011 meeting, the Board reviewed the situation with regard to Customer A, potential alternative revenue opportunities, and refinements to the strategy being pursued.[14]

l.	At the same meeting, the Board also reviewed an operating plan for fiscal year 2012, which included a reduction in operating expenses of $154,000. (However, as part of the effort to generate additional revenue sources, selling expenses and research and development expenses at the operating units were planned to increase $265,000, or 6.6%, while administrative and public company costs were planned to

[5]	Ibid p.3
[6]	Ibid p.3
[7]	BOD Minutes 6-28-2010 p. 4; Tab 5
[8]	BOD Minutes 8-18-2010 p. 2
[9]	BOD Minutes 9-10-2010 pp. 2-3
[10]	BOD minutes 12-3-2010 p.6
[11]	BOD minutes 1-31-2011 p.4
[12]	BOD Minutes 5-5-2011 pp. 3-4
[13]	Form 8-K dated 6-21-2011
[14]	BOD Minutes 6-30-2011 pp. 6-7

decrease $420,000, or 13.1%.15) In actuality, fiscal year 2012 operating expenses, excluding severance payments to terminated employees, decreased $367,000, even while research and development expenses increased slightly and sales and marketing costs remained unchanged from fiscal year 2011 as the Company continued to seek new revenue sources.[16]

m.	At its meeting of September 12, 2011, the Board discussed the situation with regard to Customer A, potential new revenue sources, and the general prospects for the Company. The Board also received and discussed with management several alternative scenarios relative to matching the Company’s cost structure to that necessary to meet the demands of the business as Customer A withdrew. The presentation included headcount reductions and other cost control measures that would begin to be implemented in November 2011 as production levels began to scale down.[17]

n.	At its meeting on December 5, 2011, management advised the Board that it had implemented a significant reduction in force at its Irvine medical device operation (14 people or 16% at that location) and that additional cost reduction programs were in process, including a possible combination of the Irvine and Carson City operations should the latter not be sold.[18] Management presented alternative and phased in scenarios that would return the Company to breakeven on significantly lower sales volumes.[19]

o.	At its meeting on February 2, 2012, the Board discussed the continuing wind down of the Customer A business; the weak new business results; the replacement of the VP of Sales after eleven months; and the “details of future cost reductions – particularly over the next three months”.[20]

p.	At its meeting on March 26, 2012, the Board discussed management’s presentation on a search for a new VP of Sales and “a line by line review of the interim financial statements of the Company and the factors favorably and unfavorably impacting such financial statements. The Board also engaged in a discussion regarding cost cutting measures taken to date and those which may be implemented in the near future.” There was also a discussion session of the independent Directors.[21]

q.	On March 28, 2012, the independent Directors met and, following a discussion of the “serious issues facing the Company” determined that a change in the CEO was required for the good of the Company.[22]

r.	On April 21, 2012, Mr. Berthelot was appointed as the Company’s new CEO.[23]

s.	As a result of the changes driven by the Board, including the change in CEO, the Company has changed its strategy, broadened its revenue sources, improved its gross margin, significantly reduced its operating expenses, and developed a plan which it believes will offer opportunities for growth in the future.[24]

t.	During the period in which Customer A was winding down its business relationship with the Company, management was able to manage the transition in such a manner that it achieved record sales and profits during fiscal years 2010 and 2011, generated more than $3.5 million of cash during the period (even after retiring the mortgage on the Carson City property with a $1.5 million repayment), and ended the relationship with Customer A in a professional manner and on a positive note. To this day, the Company continues to generate repair work with Customer A which provides continuing revenue and profits.

[15]	BOD Book 6-30-2011 Tab 22.
[16]	Press Release dated 9-4-2012
[17]	BOD minutes 9-12-2011 pp. 6-7
[18]	BOD Book 12-5-2011 p. 4; Tab 5
[19]	BOD Book 12-5-2011 Tab 10
[20]	BOD Minutes 2-2-2012 pp. 3-4
[21]	BOD minutes 3-26-2012 p.2
[22]	BOD Minutes 3-28-12 p. 2
[23]	Press Release dated April 21, 2012
[24]	Press Releases dated August 6, 2012; September 4, 2012, October 25, 2012

While the current Board believes that the strategy selected in June 2010 to increase focus on the provision of contract manufacturing services, which was expected to generate revenues adequate to replace those that might potentially be lost if Customer A were to leave, was, as evidenced by declining revenues and a lack of new customers and products, not successfully executed, the Board believes that the actions it took as noted in paragraphs (a) through (t) above show it was an active participant in pushing management to implement the strategy and take all necessary actions that would minimize disruption to the Company from the loss of Customer A. Management and the Board began to plan for the loss of Customer A immediately upon learning that such loss was a possibility, and a response plan was in development a full year prior to Customer A’s notification of termination. Management and the Board recognized that finding replacement revenues for Customer A would require increased sales, marketing and engineering costs. Management and the Board also realized that they could not reduce headcount and manufacturing expenses until such time as the Company had the scheduled and highly profitable deliveries to Customer A completed. We believe that the above described actions show that the Board allowed management an appropriate amount of time to develop a strategy to replace the potentially lost revenues from Customer A; it allowed adequate time to determine the effectiveness of that strategy and its implementation; and, it did not hesitate to take action when it determined that further change was necessary.

III.	The Board demonstrated questionable judgment when it replaced the Company’s CEO with an unqualified Board member

a.	From 1991 to 2003 Mr. Berthelot served as CEO of TransTechnology Corporation (then NYSE:TT; now AMEX:BZC), a multinational manufacturing firm with a heavy presence in the aerospace industry. Similar to the medical device industry, aerospace products are used in life and death applications, are high ticket purchases, have small relevant markets, have long lead to sale cycles, require significant up front engineering investment, and are highly regulated. During Mr. Berthelot’s tenure as CEO at TransTechnology Corporation, shareholders realized a compound total return over 11 years in excess of 11%. Mr. Berthelot also serves on the Board of Directors of a $3.8 billion multinational consumer products company, where he serves on the Audit Committee and chairs the Compensation Committee. Prior to his appointment as the Company’s CEO, Mr. Berthelot had served on the Audit and Compensation Committees of its Board and chaired its Nominating and Governance Committee for more than two years, from which he gained significant insight into the medical device industry and the Company’s operations. Mr. Berthelot was appointed as CEO because of his broad and varied business experience, leadership, judgment, analytical skills, and knowledge of the Company.

Since assuming the role of CEO in April 2012, Mr. Berthelot has led a transformation of the Company from one focused on contract manufacturing of component parts to a product-based strategy that is designed to provide the Company with a strong brand, higher margins, and control over the intellectual property of its products. Mr. Berthelot had been a proponent of such a strategy since joining the Board in 2009. Since his appointment as CEO, Mr. Berthelot has continued to lead the complete restructuring of the Company’s cost structure commenced by his predecessor which has significantly lowered cost of goods sold, increased gross margins, and lowered selling general and administrative costs. For the first quarter of Mr. Berthelot’s tenure, the Company reported its highest gross profit in four sequential quarters, lower operating expenses, and the highest level of EBITDA over four sequential quarters, even though sales for the most recent quarter were at the lowest level of that period25. During the first four months of holding his position, Mr. Berthelot’s efforts to promote sales and marketing efforts, especially with regard to longer term contacts with key customers, has resulted in the Company booking nearly $7.5 million of orders during that period26.

We find it interesting that while the AO Group, on page 6 of its November 9, 2012 filing, questions the current Board’s judgment with regard to hiring Mr. Berthelot as CEO and deems him unqualified to hold the position, it then states on page 16 of the same filing27 that they “currently have no plans to

[25]	Press release dated October 25, 2012
[26]	Transcript of First Quarter Earnings Call held on October 25, 2012, p.3
[27]	Schedule 14(a) Information filed by AO Group, November 9, 2012 p. 5 & 17 terminate any members of the executive management team.” Does this mean that the AO Group, as Directors, would find it satisfactory to have the Company led by an individual they deem unqualified to do so?

b.	Mr. Berthelot’s employment arrangement with the Company does not include a severance package component as the AO Group alleges. As an employee of the Company, Mr. Berthelot is a participant in the Company-wide employee severance program which covers every full time employee. Under that program, if terminated without cause and in exchange for releasing any and all claims against the Company, Mr. Berthelot could receive 13 weeks of his salary if employed for more than six months but less than one year, up to a maximum of 52 weeks after five years of service[28]. Under the provisions of a separate change in control agreement, in the event of his termination following a change in control, the definition of which includes a greater-than-60% change within one year in the composition of the Board, Mr. Berthelot would receive eight months of salary[29].

c.	The option award granted Mr. Berthelot upon his appointment as CEO is subject to, in its entirety, three-year cliff vesting[30]. If Mr. Berthelot is terminated for any reason within three years, his options will expire unvested, unless such termination follows a change in control and the Board affirmatively acts to accelerate such options in such event. Given that the current Board has shown its ability to make changes at the highest level of the Company when it deems such a change warranted, there is no assurance that Mr. Berthelot will remain CEO for the period of time required for the options to vest.

d.	Stock options granted to employees are considered by the IRS[31] under Section 162(m) and U.S. Generally Accepted Accounting Principles[32] (“GAAP”) to be a form of performance-based compensation. It is the Company’s view that insofar as options only provide compensation when and if the share price increases over the exercise price, options can only be considered as a performance-related incentive. If Mr. Berthelot fails to increase shareholder value during his term of employment, his options will expire worthless.

e.	Mr. Murphy’s severance payment was accrued in the third quarter of fiscal year 2012 because GAAP requires that contractually based severance payments be accrued as of the date on which a decision has been made that would trigger such compensation. In the case of Mr. Murphy, the Board had affirmatively determined prior to the end of the third fiscal quarter[33] to ask for his resignation. The accounting treatment of the severance payment was reviewed by both the Company’s registered public accountants and law firm for appropriateness.

f.	Mr. Berthelot’s option grant was made effective as of the sixth trading day (May 14, 2012) following the release of the Company’s third quarter earnings on May 4, 2012. It is the Company’s policy when granting equity awards to senior leaders during a period when the normal trading window is not open that such awards will be made following the release of earnings for the quarter so as to avoid conferring on the recipient an advantage against a market that may not have access to material non-public information such as the quarterly earnings.

IV.	The Board’s oversight of the Astromec business and its sale reduced shareholder value

a.	Only one of the four current Board members (Mr. Isaac) was on the Board at the time of the Astromec purchase in January 2006, and neither the current CEO, Mr. Berthelot, nor his predecessor, Mr. Murphy, was serving as CEO at the time. While our current CEO has indicated that he would have

[28]	Employee Severance Policy, adopted July 1, 2011; Exhibit 10.1 to Form 8-K filed July 7, 2011
[29]	Change of Control Agreement between Pro-Dex, Inc. and Michael J. Berthelot, dated April 20, 2012; Exhibit 10.4 to Form 8-K filed April 20, 2012, p. 28
[30]	Employment Arrangement between Pro-Dex, Inc. and Michael J. Berthelot, dated April 20, 2012; Exhibit 10.3 to Form 8-K filed April 20, 2012, p. 21
[31]	IRC §162(m)
[32]	Accounting Standards Codification §718
[33]	BOD Minutes, March 28, 2012 p. 2

opposed the Astromec acquisition had he been either on the Board or part of Company management at the time, we believe any advisability or lack thereof concerning the Astromec transaction is irrelevant when considering election of our Board since neither the current executive management team nor the current Board members (save for Mr. Isaac) had any involvement with the Company at the time the decision was made.

b.	Astromec was purchased at mid-year fiscal 2007. Fiscal year 2008 was the first full year in which Astromec was operated by Pro-Dex and it suffered operating losses in that year and every subsequent year through its divestiture in February 2012 – a total of five years. These operating losses aggregated $3.1 million, which included a $1.9 million asset impairment charge in fiscal year 2010. Cumulative EBITDA for fiscal years 2008 – 2012, before the impairment charge and without regard to asset sales, was a loss of $730,000.

c.	In conformity with GAAP as it relates to goodwill and long-lived asset impairment, the Company was required to record charges to write off $1.9 million of goodwill and write down the value of the real estate in fiscal year 2010 due to the lack of profitability and uncertain prospects for the business, as well as the deterioration of the real estate market in Carson City, Nevada, where Astromec was located.

d.	The Board did not believe that Astromec could be reasonably expected to return to profitability and therefore pushed the then-CEO to end the bleeding. The Board reviewed three possible alternatives – a) selling the business; b) investing more capital in the business to grow it to profitability; or c) relocating the business to the Company’s Irvine, California facility from Carson City. Following extensive study and debate of these alternatives, the then-CEO recommended, and the Board agreed, that divestiture was the lowest cost, lowest risk alternative to avoid further losses.

e.	The then-CEO interviewed four investment bankers/business brokers, some of which were referred to him by Board members, one of whom is himself an experienced investment banker, and selected the one who he believed would be able to get the best offer for a money-losing business. Fees quoted ranged from $120,000 to $245,000[34].

f.	The investment banker waived its normal fee structure and agreed to a flat fee that was well below its normal minimum. Because of the small size of the business and its dismal financial track record, the sale process was considered difficult and high risk. Before engaging an investment banker the Company had reached out on its own to several potential purchasers with no success. Even after engaging the investment banker, three months elapsed before the Company received an offer from the eventual purchaser of the Astromec business, and another five months elapsed until the transaction was closed.

g.	The name of the investment banker was not disclosed because a confidentiality provision in our engagement agreement with the investment banker prohibited such disclosure. The investment banker was asked by the Company if he would waive this provision however the investment banker wanted to know “why” such information was requested by a shareholder. The Company passed along the investment banker’s request to Mr. Swenson but received no response[35]. As a result of Mr. Swenson’s failure to respond to the investment banker’s request, the identity was not disclosed.

h.	In addition to the cash payment received at the time of the closing of the transaction, the Company will also receive a royalty equal to a percentage of sales of Astromec products for the three years following the sale (6% in year one; 4% in year two; and 2% in year three). In the fourth quarter of fiscal year 2012, royalties of $65,000 were received; in the first quarter of fiscal year 2013, $46,800 was received. The Company anticipates that it may receive up to $400,000 in such royalties over the three-year term ending in fiscal year 2015. On its financial statements, these royalties are included in income from discontinued operations. The AO Group has not factored these royalties into its calculation.

i.	The Company continues to own the real estate associated with the Astromec business, which is recorded on the Company’s balance sheet at a value of $733,000, and which is listed for sale at $1.1 million with a local industrial real estate firm. While there is no assurance that the real estate will be

[34]	BOD Book 9-10-2010 Tab 13
[35]	Email correspondence from Hal Hurwitz to Nick Swenson dated August 28, 2012 sold at either the listing price, its book value, or at all, the Company believes that it will recover some value from this asset. Such recovery has not been factored into the AO Group’s assessment of the transaction, although the Board of Directors did consider it at the time of approving the transaction.

j.	Further value is expected to be recognized by the release, with the filing of the Company’s fiscal year 2012 income tax return, of a tax benefit associated with the 2010 goodwill write-down. The Company had been precluded from recognizing this tax benefit, estimated at $500,000, on its financial statements at the time of the write-downs in fiscal 2010 due to the fact that its deferred tax assets, of which this benefit is a component, are fully reserved in conformity with GAAP. This fact has been consistently disclosed in the Company’s financial statements filed with the SEC. This tax benefit has not been factored into the AO Group’s analysis, although the Board of Directors did consider the realization of such tax benefits at the time of approving sale of Astromec.

k.	The AO Group alleges that the Board has been deficient by selling the Astromec business for $756,000. The Board, however, determined that the sale of Astromec could provide a total return to the Company, including the initial cash payment of $756,000; the potential royalties over the three years following the sale of $400,000; the release of $500,000 of income tax benefits which were dependent upon such a sale; and the potential $733,000 associated with a possible sale of the real property, aggregating $2.4 million.

l.	Employee retention bonuses were paid to rank and file employees at Astromec as consideration for them to remain with the Company in the face of an impending plant closure and relocation, thereby assuring a smooth transition to the buyer and maximizing the potential future royalties to be paid to the Company. Additionally, under the terms of the sale, the Company was required to operate the Carson City facility and provide product to the buyer until the buyer was able to relocate key components of manufacturing to one of its facilities – something which could not have been accomplished without a retention program. Finally, the retention bonuses were reimbursed to the Company by the buyer and there was no net cost to the Company from them.

What the AO Group has referred to in its filing as “employee retention bonuses of $125,000” (which were described as such in the Form 8-K filed with the SEC upon closing of the transaction) were in fact severance payments made to employees as they were terminated (the Company corrected the description of these payments in SEC filings subsequent to the Form 8-K and in its fiscal 2012 third quarter earnings call in response to a question asked by an associate of the AO Group36). These severance payments were made under the Company-wide severance plan and were accrued at the closing of the transaction even though much of the severance was not paid until employees departed in subsequent months. Such severance payments are a normal consequence of selling a business unit to a buyer who intends to shutter the operation.

m.	Based on its significant experience in small M&A transactions, the Board believes that legal, accounting and professional fees related to a transaction of under $50 million generally run at least $50,000 – $60,000 without regard to the actual size of the transaction and that the smaller the transaction, the higher will be the percentage of such fees when weighed against the transaction’s value. The Board believes that it is generally accepted that the legal fees required to document and close a transaction of less than $1 million are not significantly different from those required with regard to a transaction of $50 million, all else being equal. In the case of the Astromec transaction, not only was an asset purchase agreement and the normal related documentation required, so too was a fairly complex interim operating agreement.

n.	The AO Group’s assertion that the Company has not provided it with an explanation for the “heavy transaction fee” is not accurate. During the Company’s fiscal 2012 third quarter earnings call, a representative of the AO Group inquired about the “brokerage fee,” to which management gave its response, consistent with the statements made herein relative to such fee, during that conference call[37].

[36]	Transcript of Third Quarter Earnings Call held on May 4, 2012, pp. 5-6.
[37]	Ibid

o.	The AO Group questions the appropriateness of the disclosures made with regard to the sale of Astromec, citing that its “revenues represented in excess of 10%” of the Company’s revenues. The Company, as a “smaller reporting company” (which designation is defined by SEC rules), has complied with all SEC and GAAP disclosure requirements in connection with the sale of Astromec in its filings of Forms 8-K, 10-Q and 10-K. The Company’s filings and disclosures were reviewed by the Company’s registered public accountants and legal counsel prior to their filing.

V.	The Board members own an insignificant number of shares in the Company

The Company has a Corporate Governance Guideline, published on its website, which states:

In order to more closely align the personal financial interests of Directors with those of shareholders at large, the Board has adopted this guideline requiring each Director to accumulate shares of Company stock with an aggregate cost basis of $20,000 (i) by February 1, 2015 and (ii) for new members of the Board after February 1, 2010, by the fifth anniversary of the date of their initial election or appointment to the Board, as the case may be. Unexercised stock options shall not be included in determining the shareholdings held by a Director, however, vested shares of restricted stock and shares purchased on the open market or through the exercise of options shall be considered in meeting this requirement. Directors are expected to retain this level of shareholdings until six months after they leave the Board.

The only Director who has served long enough to exceed the five year build-up term is Mr. Isaac, who meets this requirement, holding 39,834 shares with a current value in excess of $77,000. Mr. Healey, who joined the Board in December 2007, and Messrs. Holder and Berthelot, who each joined the Board in December 2009, have not yet reached the five-year threshold. Mr. Healey currently owns 10,000 shares valued at $19,200, while Mr. Holder owns 12,633 shares valued at $24,255 and Mr. Berthelot owns 11,667 shares with a value of $22,400. (All values reflected in this paragraph are based upon the Record Date closing price of $1.92 per share). On a combined basis, the current members of the Board own 76,501 shares or 2.3% of the total outstanding shares. According to an analysis of the share ownership percentages of independent directors of the 16 companies (including the Company) in the peer group identified by the independent compensation consultant as discussed in Item 1.b above, stock ownership of independent directors ranges from less than 0.1% to 9.1% of their respective companies. The Company’s Directors own 2.3% of the outstanding common stock of the Company, placing them in the 75th percentile of the peer group as regards such stock ownership. Options owned by directors were not included in the analysis. It is also important to note the Company’s former CEO owned at the time of his departure and continues to own 197,045 shares, or 5.95% of the Company’s stock.

As noted in Item II above, Mr. Holder and Mr. Berthelot joined the Board in January 2009. During their first year as Board members, the Board was first advised of the possible future loss of its then-largest customer. Because of the uncertainty of the Company’s position, and the generally accepted belief that insider purchasing of shares indicates a strong belief in the future prospects of a company, Mr. Berthelot and Mr. Holder both advised the Company that they would not purchase shares until such time as they believed that the Company was pursuing the appropriate strategy, that it had a sound operating plan, and that such purchases would not be misconstrued by the investing public. As noted in the previous paragraph, both Mr. Berthelot and Mr. Holder have recently purchased shares in the Company.

VI.	Why did we not invite Mr. Swenson and/or his associate, Mr. Barkett onto the Board as they requested?

The Company’s Corporate Governance Guidelines, published on its website, provide the criteria under which all candidates for election or appointment to the Board considered:

The Nominating and Governance Committee is responsible for recommending candidates for Director to the Board and reviewing the composition of the Board as a whole as well as the qualifications and autonomy of the individual members of the Board and its various committees. This assessment will include each member’s personal qualification as well as consideration of diversity, age, skills, attributes, and experience in the context of the needs of the Board and the Company overall. At a minimum, the Nominating and Governance Committee shall consider whether each nominee for

Director has demonstrated significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities.

It was the opinion of the Nominating and Governance Committee as well as the full Board that Mr. Swenson did not meet these criteria. Specifically, to the best of our knowledge, Mr. Swenson had never held a senior leadership position in an operating company nor had he ever served as a Board member of a public company. It was the opinion of the Board that Mr. Swenson’s background in equity and distressed debt investments would not make a significant contribution to the Company. Rather, as the Board pointed out to Mr. Swenson, given its circumstances at the time the Board felt that individuals with “C-suite experience in the medical device industry” were what were needed on the Board and suggested that any such candidates Mr. Swenson might recommend would receive due consideration.

The Board subsequently became aware that Mr. Swenson’s previous experience as a Director at a significant, although privately held, entity, had resulted in litigation filed as a result of his service as a Director. According to a complaint filed in the US Bankruptcy Court for the District of Minnesota on October 5, 2010 (Case #08-35197), in November 2006, Mr. Swenson’s employer, Whitebox Advisors LLC (“Whitebox”), and its partner, Thomas Petters Aviation LLC, an entity solely owned by Thomas Petters (collectively “Petters”), acquired a 100% controlling interest in Sun Country Airlines (“Sun Country”). Mr. Swenson, then a Managing Director at Whitebox, was appointed to the Board of Sun Country. In November 2007 the partners, as Mr. Swenson described it to the Company’s Board during his interviews, decided to “go in different directions” and Petters bought out the interests of Whitebox for approximately $25 million. During these negotiations, Mr. Swenson was both a Director of Sun Country and a principal of Whitebox. In March 2008, just four months after the completion of this transaction, Mr. Petters’ financial affairs began to unravel in the face of published allegations of significant illegal activity by him and on October 6, 2008, Sun Country filed for bankruptcy. In December 2008, Mr. Petters was arrested and charged with running what was the largest Ponzi scheme in the history of the United States (up until that time). Subsequently, on October 5, 2010, the trustee of the bankruptcy estate filed suit against Whitebox alleging, among other things, that Mr. Swenson’s contemporaneous position as a Director of Sun Country and a principal of Whitebox represented a conflict of interest which resulted in a fraudulent transfer upon the bankruptcy estate. On July 29, 2011, the parties entered into a settlement agreement under which Whitebox made a $250,000 payment to the estate and a summary judgment dismissing the case was issued. While Mr. Swenson had disclosed to the Company that Sun Country had entered bankruptcy after he left its Board, he did not advise the Board of the litigation that resulted from his Board service or that his partner was a now-convicted felon.

In its filing of November 9, 2012, the AO Group claims that a letter from the Company to Mr. Swenson dated June 15, 2012, clarifying why he had been declined for appointment to the Board, stated, “During the course of its review of your candidacy our Board also noted that your track record of prior experience as a public company director and your lack of experience in an operating or management role would be considered a weakness in your candidacy.”38 (Emphasis added). In fact, the text of the letter actually stated “…your lack of prior experience as a public company director and …”39. We are not aware of any public company Director experience that Mr. Swenson had prior to June 15, 2012, and do not know why he incorrectly cited the text of our letter in his filing.

NASDAQ Listing Standards require the Company’s Board to be comprised of a majority of independent Directors and that its Compensation and Audit Committees be composed of only independent Directors. As a result, it has been the Company’s policy to have all of its non-employee Directors qualified as independent Directors. The Company’s Corporate Governance Guidelines, published on its website, provide the framework under which the independence of Board members is determined as follows:

The Board shall review, no less than annually (and, generally, during the first quarter of the Company’s fiscal year), the relationships that each Director has with the Company, its management and each of the other members of the Board (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, management member or Board member). Following such annual review, only those Directors who the Board affirmatively determines have no material direct or indirect relationship with the Company, management member or Board member will be considered

[38]	Schedule 14(a) Information filed by AO Group, November 10, 2012 p. 11
[39]	Letter from William Healey to Nicholas Swenson dated June 15, 2012

Independent Directors, subject to any additional qualifications prescribed under the listing standards of NASDAQ or under applicable law.

The Board considered Mr. Swenson’s independence under this policy. The Board concluded that Mr. Swenson might not be considered to be independent when taking into account the size of his ownership position in the Company and the business model of his fund. When Mr. Swenson met with our Board on December 11, 2011, he shared with the Board what he described as the investment hypothesis of his fund, that being to secure large ownership positions in nano-cap companies with significant cash holdings, obtain a seat on the Company’s Board, and then exercise influence over the investment of excess cash into other small companies. Mr. Swenson compared himself and his model to Warren Buffet, noting that Mr. Buffet had used the same approach when he first obtained control of Berkshire Hathaway and used it as a vehicle to build it into what it is today. It is the opinion of our Board that the majority of our shareholders prefer that their excess cash either be invested in building value in an operating business or returned to them in the form of dividends or through share buy-backs rather than being used as an extension of a hedge fund. It was also the opinion of our Board that Mr. Swenson’s business model would present a conflict of interest with the Company’s position as an operating company.

Upon taking all of these facts into consideration, it is the opinion of the Board that it would not consider Mr. Swenson independent.

While it is the opinion of the Board that Mr. Swenson would not bring a significant contribution to the Company’s Board of Directors, in recognition of his large ownership position in the Company and the need for the Board to increase its depth with regard to the medical device industry, he was asked to refer candidates with C-suite experience in the medical device industry for consideration40. Mr. Swenson responded by filing his own slate of Directors comprised of two hedge fund managers and a mid-level manager from the medical device industry with no senior executive experience.

Your Board, on the other hand, commenced a broad-based search for a qualified independent director. Twenty-five candidates were identified, all of them C-Suite executives in medical device or healthcare based companies, many of them previously unknown to our Directors. Following independent rankings of all twenty-five candidates by each Director, the Board identified and recruited Mr. Hovda as a candidate following a rigorous process. The Board believes that Mr. Hovda brings extensive medical device experience, senior leadership experience, industry contacts and knowledge, as well as a fresh perspective, to the Board, all of which will prove valuable to the Company’s success in the future.

Conclusion

We believe that your current Board of Directors has served the shareholders of the Company in a professional, prudent, and fiduciary manner. While the past two years have been difficult for us, our associates and our shareholders, we believe that every decision we have made has been done so in the long-term best interests of our shareholders.

The AO Group has not proposed a plan for improving the operation of the Company other than that they will work as Directors for cheap. They have not provided any plans or recommendations as to a means of growing revenues. They have not provided any suggestions for new products or innovations to current products. They have not made any recommendations as to how to reduce lead times or the cost of goods manufactured. They consider the mailing of a magazine article to be providing capital allocation advice. They consider recommending that a company reduce its public company costs by forwarding an email from a friend with a list of ways to do so to be meaningful cost reduction planning and consider such advice to be the source of the Company’s long planned and hard won cost reduction efforts that impacted every department in the Company. We believe that, because of Mr. Swenson’s business model as described to us and as noted above, the AO Group has an agenda that is unrelated to the development of the Company as a leading designer and manufacturer of powered surgical instruments and that may damage the value of the Company to other shareholders.

[40]	Letter from William Healey to Nicholas Swenson dated June 15, 2012

As we have discussed in our press releases and conference calls, your Board and the management team have implemented a program which they believe will build value for all of our shareholders. We are concerned that a change in the Board at the current time could put all of the progress we have made on new customer, supplier, quality, innovation and cost reduction initiatives at risk. As we have consistently said in our press releases and conference calls, we are building the future of our Company on four pillars – increasing our sales and marketing presence and resources; reducing our cost structure to match our production levels and reduced size; improving our lead times; and, enhancing the quality and innovation in our products. We believe we are making great progress on each of these initiatives and focus every effort on implementing, evaluating, and improving our operations through them. Our first quarter financial results reflect the initial impact of these changes as well as the results of previous programs already underway. We believe that the current Board has the relevant skills, experience, fortitude and desire necessary to continue this progress.

We urge you to reject the candidates proposed by the AO Group and to instead vote in favor of each of the five candidates put forth by the current Board of Directors—Mr. Healey, Mr. Holder, Mr. Isaac, Mr. Hovda and Mr. Berthelot, on the blue proxy card.

Sincerely,

William L. Healey, Chairman of the Board

On behalf of the Board of Directors